NEWS RELEASE
For Immediate Release:
March 14, 2025

Sterling Announces the Appointment of Ronald Ballschmiede as Interim Chief Financial Officer and the Departure of Sharon Villaverde as Chief Financial Officer
THE WOODLANDS, TX – March 14, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced the appointment of Ronald A. Ballschmiede, the Company’s Executive Vice President, as Sterling’s interim Principal Financial Officer and Principal Accounting Officer, effective March 14th. Mr. Ballschmiede assumes this position following the departure of Sharon Villaverde to pursue other opportunities. Mr. Ballschmiede served as Sterling’s Chief Financial Officer and Chief Accounting Officer from November 2015 to May 2024, and has held the role of Executive Vice President from 2015 through the present. The Company has initiated a formal search process to identify a permanent Chief Financial Officer.

CEO Remarks
“I would like to thank Sharon for her contributions to Sterling over the past year and wish her all the best in her future endeavors,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “We are very pleased that Ron can seamlessly resume the CFO role during the transition period. We remain as confident as ever in the opportunities ahead of us and our team’s ability to execute at a high level,” Mr. Cutillo concluded.

About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, large scale distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Sterling Infrastructure Contact
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com